Exhibit 10.10
EXECUTION VERSION
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.
AMENDED AND RESTATED
PROMISSORY NOTE
December 17, 2020    New York, New York
1.    Principal. FOR VALUE RECEIVED, the undersigned, Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Maker”), by this amended and restated promissory note (the “Note”) hereby unconditionally promises to pay to MLC US Holdings LLC (the “Payee”), a Delaware limited liability company and a wholly owned subsidiary of Mount Logan Capital Inc., a corporation incorporated under the laws of Ontario, Canada (“Mount Logan”), the aggregate unpaid principal amount of all loans made by the Payee pursuant to this Note from time to time (each, a “Loan”) and make the other payments required to be made to Payee pursuant to this Note, in each case, at the time and under the circumstances set forth in Section 4 hereof. This Note amends, restates and replaces in its entirety that certain Promissory Note, dated as of October 30, 2020, made by the Maker in favor of Mount Logan (the “Original Note”). The Original Note was issued by the Maker to Mount Logan in connection with that certain Purchase Agreement, dated as of June 19, 2020 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Resource America, Inc., a Delaware corporation, Resource Alternative Advisor, LLC, a Delaware limited liability company, Maker, and solely for purposes of Section 15.14 therein, Mount Logan. For purposes of this Note, the “Maturity Date” shall mean the earliest of (a) the date of any termination of the Purchase Agreement prior to the Closing (as defined in the Purchase Agreement), (b) the resignation of the Maker as the investment adviser to Resource Credit Income Fund (the “Credit Fund”) or the termination by the Maker of the Management Agreement (as defined below); (c) the sale by the Maker of its investment advisory business to the extent that such sale pertains to, and constitutes an “assignment” (as defined in the Investment Company Act of 1940, as amended) of, the Management Agreement; (d) the termination of the Management Agreement by the Board of Trustees and/or stockholders of the Credit Fund; (e) the date on which Mount Logan or any of its subsidiaries or controlled affiliates becomes the investment adviser to the Credit Fund; (f) the date of the effectiveness of the termination of the Credit Fund’s existence, including through the merger or consolidation of the Credit Fund into another entity (i.e., which merger or consolidation the Credit Fund does not survive), or the liquidation, dissolution or other winding up of the affairs of the Credit Fund, (g) the occurrence of a Change of Control Event and (h) October 30, 2040 (such date in this clause (h), the “Outside Maturity Date”), as such Outside Maturity Date may be extended at the Maker’s option pursuant to Section 4(a). For purposes of this Note, the “Management Agreement” shall mean the Management Agreement, between Maker and the Credit Fund, as may be amended, supplemented or otherwise modified from time to time.

For purposes of this Note, a “Change of Control Event” shall mean the consummation of a transaction or series of transactions that results in: (a) any direct or indirect sale or other disposition of all or substantially all of the assets of Mount Logan and its subsidiaries, including Mount Logan Capital Management, LLC, taken as a whole; or (b) any person, or more than one person acting as a group, acquiring ownership, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than fifty percent (50%) of the total voting power represented by the issued and outstanding securities of Mount Logan, (c) more than fifty percent (50%) of the total voting power or economic interest of Mount Logan Capital Management, LLC ceases to be owned, directly or indirectly, by Mount Logan, (d) individuals who as of the date hereof constitute the board of directors of Mount Logan and any new director whose election by such board of directors or nomination for election by Mount Logan’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on such date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such board of directors, or (e) if either (1) Ted Goldthorpe, individually, or (2) a majority of the following individuals: Ted Goldthorpe, Edward U. Gilpin, Matthias Ederer or Henry Wang, cease to be actively involved in the management of Mount Logan. Notwithstanding the foregoing, the Payee, in its sole discretion, may waive in writing any acceleration of the maturity of this Note upon a Change of Control Event.
2.    Loans.
(a)    Subject to the terms and conditions set forth herein, the Payee agrees to make advances denominated in lawful money of the United States of America (each such advance, a “Loan” and, collectively, the “Loans”) from time to time, on any Business Day (as defined below) on or after the Closing Date until the Interest-Only Termination Date (as defined below) in an aggregate principal amount not to exceed at any time outstanding the amount of Fifteen Million Dollars (USD$15,000,000). For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.
(b)    In order to request a Loan, the Maker shall notify the Payee of such request by delivery of a written request with respect thereto on a day at least three (3) Business Day prior to the proposed date of the making of such Loan. Each such request shall be irrevocable, and shall specify: (i) the date of such Loan (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the principal amount of such requested Loan. For the avoidance of doubt, Loan requests may not be made from and after the Interest-Only Termination Date. Pursuant to the Original Note, Mount Logan made a Loan to the Maker on October 30, 2020, to an account as directed by the Maker, in an aggregate amount equal to $12,023,560.60 (the “Original Loan”), which amount and any unpaid interest accrued thereon shall be deemed to be outstanding and owed by the Maker to the Payee under the terms of this Note.

(c)    Amounts borrowed pursuant to this Section 2, including the Original Loan, may be repaid to the Payee by the Maker in the sole discretion of the Maker, but may not be reborrowed at any time during the term of this Note.
3.    Interest. Interest shall accrue on the outstanding principal amount of the Loans at a rate per annum equal to eight percent (8.0%); provided that any overdue principal of this Note shall bear interest, until paid, at the rate two percent (2.0%). Interest shall be calculated for each Loan on the basis of the actual number of days elapsed over a 365-day year and the principal amount of such Loan outstanding on each such day, and shall compound annually.
4.    Payments.
(a)    The Maker shall make quarterly payments of all accrued and unpaid interest on the outstanding principal amount of the Loans on January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2021; provided that if any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and interest shall continue to accrue on the outstanding principal for such period of extension, but interest for the period of extension shall not be due or payable until the next payment date. From and after December 31, 2030 (the “Interest-Only Termination Date”), in addition to payments of accrued and unpaid interest, the Maker shall make, together with the payments of accrued and unpaid interest as provided above, quarterly payments of principal in equal installments based on a straight line amortization schedule; provided that the final principal installment shall be payable in accordance with Section 4(d). The amortization schedule shall be calculated by the Payee based on the aggregate principal amount of Loans outstanding on the Interest-Only Termination Date. Prior to the Interest-Only Termination Date, the Maker, at its option, may extend the Interest-Only Termination Date for a twelve (12)-month period by providing the Payee with a written extension notice not less than thirty (30) days prior to the Interest-Only Termination Date. As and when the Interest-Only Termination Date is so extended for an additional twelve (12)-month period, the Outside Maturity Date shall be automatically extended by an additional twelve (12) months. Notwithstanding the foregoing, if the Maker does not receive any base management or incentive fees in any calendar quarter or does not receive a sufficient amount of such fees net of expenses to allow it to pay all or a portion of the principal or interest due and payable under the Note in any quarter, the Maker may, upon written notice to Payee, defer the payment of principal or interest payable at the expiration of that quarter until the payment date for the subsequent quarter. For the avoidance of doubt, the Maker may defer payments in accordance with preceding sentence for consecutive quarters.
(b)    All payments hereunder shall be credited first, to accrued but unpaid interest then due and payable and second, applied to unpaid principal on the Loans. The Maker shall have the right to prepay this Note in whole or in part at any time prior to the Maturity Date, without premium or penalty. Any principal and interest on this Note shall be paid without setoff or counterclaim and free and clear of and exempt from, and without deduction for or on account of, any present or future taxes, levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government or any political subdivision or taxing authority thereof. In the event that, subject to the provisions of the preceding sentence, any payments made under this Note on account of principal or interest shall not be made free and clear and exempt from and without deduction for, or on account of, any such taxes or other charges of whatever nature, then and in any such event the Maker shall pay such additional amounts as may be necessary in order that each net payment made hereunder, after payment or deduction or withholding for, or on account of, any such taxes or other charges of whatever nature will not be less than the amount otherwise provided in this Note to be then due and payable.
(c)    All payments hereunder shall be made in lawful money of the United States in immediately available funds without notice or demand for the account of the Payee to an account designated in writing by the Payee at least five (5) Business Days prior to the applicable payment date (which, if not otherwise timely specified by Payee, shall be the account to which the immediately preceding payment was made).
(d)    Notwithstanding the foregoing, upon the occurrence of the Maturity Date, any outstanding Loans hereunder shall become due and payable in full by the Maker to the Payee within ten (10) Business Days thereafter.
5.    Events of Default. If any of the following events (herein referred to as “Events of Default”) occur:
(a)    If the Maker fails to make any of the payments set forth in Section 4(a) hereof within thirty (30) days when due;
(b)    If, without the prior written consent of Mount Logan, the Maker amends, or waives any of its rights under, the Management Agreement to reduce the Management Fees (as defined below) payable by the Credit Fund under the Management Agreement or otherwise adversely affect in material respect the Maker’s rights to receive the Management Fees under the Management Agreement; or
(c)    If the Maker becomes insolvent (where insolvency means the inability to pay debts as they come due) or makes a general assignment for the benefit of creditors, or files a petition in bankruptcy, or if a petition in bankruptcy should hereafter be filed against it, or if a receiver of substantially all its property or assets should hereafter be appointed and such petition or appointment is not vacated or otherwise stayed within sixty (60) days thereafter;
then, and in any such event, the Payee may declare, by written notice of default given to the Maker, the entire principal amount of this Note to be forthwith due and payable, and the Payee shall be entitled to exercise any other right or remedy available to the holder at law or in equity; provided, however, that upon the occurrence of any event described in clause (c) of this sentence, the entire principal amount of this Note, and any other amounts due hereunder, shall be immediately and automatically due and payable without notice or any other action by the Payee; whereupon in either case the entire principal amount of this Note outstanding hereunder shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived. If at any time after the principal of this Note shall have been so declared due and payable and before any judgment or decree for the payment of moneys due thereon shall have been entered, all arrears of payments under Section 4(a) hereof, except any principal payments which shall not have matured by their terms, shall have been duly paid by the Maker and all other Events of Default hereunder shall have been cured, the holder of this Note, by written notice given to the Maker, may rescind such declaration, but no such rescission shall impair any right of the Payee or the holder hereof with respect to any subsequent Event of Default. For purposes of this Note, the “Management Fees” shall mean any management fee, performance fee and any other similar compensation paid to the Maker pursuant to the Management Agreement for the management or performance thereunder (excluding, for the avoidance of doubt, any carried interest or any similar profit interest in such person), including but not limited to the “incentive fee” and the “management fee” as such terms are described in Exhibit A to the Management Agreement.
6.    Expenses for Collection. In case of any proceedings to collect when the principal of or other payments under this Note becomes due, the Maker shall be responsible for payment of all costs and expenses for collection, including reasonable attorneys’ fees.
7.    Governing Law and Submission to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof that would require the application of the substantive laws of another jurisdiction. By execution of this Note each of the Maker and Payee hereby agrees that any legal action or proceeding arising out of this Note shall be instituted in the State or federal courts sitting in the County and State of New York, and in connection therewith, each of the Maker and the Payee hereby irrevocably submits to the exclusive jurisdiction of any such court in any action, suit or proceeding.
8.    No Waiver. No course of dealings between the Maker and the Payee or the holder hereof or any delay on the part of the Payee or the holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of the Payee or the holder hereof, except to the extent expressly waived in writing by the Payee or the holder hereof.
9.    Waiver of Presentment, etc. The Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note, except as herein set forth.
10.    Assignments. Either the Payee or the Maker may assign any of its rights hereunder upon written notice to the other party. Neither the Payee nor the Maker may assign any of its obligations hereunder, in whole or in part, except with the prior written consent of the other party.
11.    Notice. Except as otherwise provided in this Note, all notices, other communications, and legal process shall be in writing and shall be personally delivered, transmitted by postage prepaid, registered or certified mail with return receipt requested, addressed as follows:

If to the Payee:
MLC US Holdings LLC
Suite 800, 365 Bay Street
Toronto, Ontario M5H 2V1
Attention: Ted Goldthorpe
If to the Maker:
Sierra Crest Investment Management LLC
650 Madison Avenue, 23rd Floor
New York, New York 10022
Attention: Edward U. Gilpin
Notices shall be deemed to have been given on the date of receipt if delivered personally, on the date mailed, if sent by postage paid, registered or certified mail, return receipt requested, or if sent by email upon such transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Any party hereto may change its address for purposes hereof by notice to the other parties hereto.
12.    Subordination.
(a)    Each of Payee and Maker agree that the obligations of Maker under this Note (i) will constitute unsecured obligations, (ii) will rank subordinate and junior in right of payment to the Guaranteed Obligations (as defined below), and (iii) that, notwithstanding any other provision of this Note, upon the occurrence and during the continuance of an event of default in respect of any Senior Debt, unless otherwise agreed in writing by Forethought (as defined below), payment of any amount hereunder will be deferred until the earlier of (A) the indefeasible payment in full of such Senior Debt and the Guaranteed Obligations in respect thereof in a manner satisfactory to Forethought, or (B) the first payment date subsequent to the waiver in writing or cure, as applicable, of any applicable event(s) of default in respect of any Senior Debt.
(b)    Notwithstanding the foregoing Section 12(a), Maker shall be permitted make payments hereunder to the Payee if an event of default in respect of any Senior Debt has not occurred and would not occur and be continuing after giving effect to such payments.
(c)    For the purposes of this Note, “Senior Debt” shall mean any indebtedness owed to Forethought Life Insurance Company (together with its successors and/or assigns, “Forethought”) in its capacity as Lender under (i) that certain Credit Agreement, dated as of March 30, 2019, among BCPSC Holdings Finance LLC, as borrower, and Forethought, as Lender, and (ii) that certain Credit Agreement, dated as of December 17, 2020, among MLCSC Holdings Finance LLC, as borrower, and Forethought, as Lender, in each case as may be amended, restated, supplemented or otherwise modified from time to time. For the purposes of this Note, “Guaranteed Obligations” shall collectively refer to the (i) “Guaranteed Obligations”

as defined in that certain Limited Recourse Guaranty, dated as of March 30, 2019, by Maker in favor of Forethought and (ii) “Guaranteed Obligations” as defined in that certain Limited Recourse Guaranty, dated as of December 17, 2020, by Maker in favor of Forethought, in each case as may be amended, amended and restated, supplemented or otherwise modified from time to time.
(d)    This Section 12 shall not be amended without the prior written consent of Forethought. The provisions of this Section 12 are for the irrevocable benefit of, and will be enforceable by, Forethought, and Forethought is an express intended third party beneficiary of this Note for such purpose.
13.    Limited Recourse. Notwithstanding anything in this Note to the contrary, the Payee acknowledges and agrees that the sole recourse of Payee against the Maker or any property of the Maker in respect of any obligations under this Note shall be limited to enforcement on the Limited Recourse Property or the proceeds thereof, subject to restrictions under the Investment Adviser Act of 1940, as amended, and other applicable law. Accordingly, the Payee shall not have any claim, right to payment, right of set-off or recourse against the Maker or any of its affiliates under or in respect of this Note other than the Limited Recourse Property or the proceeds thereof. Nothing in this Section 13 shall be construed to limit the Maker, in its sole discretion, from satisfying its obligations under this Note from sources of funding other than the Limited Recourse Property or the proceeds thereof. For the purposes of this Note, “Limited Recourse Property” shall mean any management fee, performance fee and any other similar compensation (excluding for the avoidance of doubt, any carried interest or any similar profit interest in such Person) paid under the Management Agreement including but not limited to the “incentive fee” as such term is described in Exhibit A to the Management Agreement.
14.    Headings. The headings of the paragraphs and subparagraphs of this Note are for convenience only and shall not be deemed to constitute a part hereof.
15.    Execution and Delivery. This Note may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the date first written above.
SIERRA CREST INVESTMENT MANAGEMENT LLC
By:    /s/ Henry Wang
Name:    Henry Wang
Title:    Authorized Signatory
ACKNOWLEDGED AND AGREED:
MLC US HOLDINGS LLC
By:    /s/ Ted Goldthorpe
Name:    Ted Goldthorpe
Title:    Authorized Signatory
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